Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-207428) of our report dated September 24, 2026, relating to the consolidated financial statements of Rave Restaurant Group, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K as of June 28, 2026 and for the year ended June 28, 2026.

/s/ Bodwell Vasek Wells DeSimone LLP

Dallas, Texas
September 24, 2026